Agreement and Plan of Merger
By And Among
Chemung Financial Corporation,
Chemung Merger Sub, Inc.
and
Canton Bancorp, Inc.

Article I Definitions *

1.1 Certain Definitions *

Article II The Merger *

2.1 The Merger *

2.2 Effective Time *

2.3 Effects of the Merger *

2.4 Conversion of CBI Common Stock *

2.5 Surrender of CBI Common Stock Certificates *

2.6 The Bank Merger *

2.7 Structure *

Article III Representations and Warranties of CBI *

3.1 Capitalization *

3.2 Corporate Organization *

3.3 Authority; No Violation *

3.4 Consents and Approvals *

3.5 Regulatory Filings *

3.6 Agreements with Regulatory Agencies *

3.7 Compliance with Applicable Laws *

3.8 Legal Proceedings *

3.9 Financial Statements; Books and Records *

3.10 Tax Matters *

3.11 Absence of Undisclosed Liabilities *

3.12 Properties and Assets *

3.13 Insurance *

3.14 Reserves for Losses *

3.15 Loans *

3.16 Voting Agreement *

3.17 Ownership of CFC Common Stock *

3.18 Labor Matters *

3.19 Employee Benefit Plans *

3.20 Environmental Matters *

3.21 Material Adverse Change *

3.22 Certain Contracts *

3.23 Compliance With Laws *

3.24 Intellectual Property *

3.25 Brokers and Finders *

3.26 Anti-Takeover Provisions *

3.27 Internal Financial Controls *

3.28 Bank Secrecy Act Compliance *

3.29 CBI Information *

3.30 Deposits *

Article IV Representations and Warranties of Cfc *

4.1 Capitalization *

4.2 Corporate Organization *

4.3 Authority; No Violation *

4.4 Regulatory Filings *

4.5 CFC Information *

4.6 Adequate Resources *

4.7 Consents *

4.8 Compliance with Applicable Laws *

4.9 Legal Proceedings *

4.10 Material Adverse Change *

Article V Covenants of the Parties *

5.1 Conduct of CBI Business *

5.2 Access; Confidentiality *

5.3 Further Actions of CBI and CFC *

5.4 Subsequent Events *

5.5 Employee Matters *

5.6 Resignation *

5.7 Publicity *

5.8 Exclusivity/Competing Proposals *

Article VI Conditions *

6.1 Conditions to CBI Obligations *

6.2 Conditions to CFC Obligations *

Article VII Termination, Waiver and Amendment *

7.1 Termination *

7.2 Effect of Termination *

7.3 Termination Fee *

Article VIII Miscellaneous *

8.1 Closing *

8.2 Expenses *

8.3 Non-Survival of Representations and Warranties *

8.4 Assignment/Limitation of Benefits *

8.5 Entire Agreement *

8.6 Amendment, Extension and Waiver *

8.7 Notices *

8.8 Captions and Headings *

8.9 Counterparts *

8.10 Severability *

8.11 Governing Law/Jurisdiction/Venue *

8.12 Interpretation *

Agreement and Plan of Merger

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is entered into as of January 21, 2009, by and among Chemung Financial Corporation ("CFC"), a New York corporation having its principal place of business at One Chemung Canal Plaza, Elmira, New York 14902-1522, Chemung Merger Sub, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of CFC ("Merger Sub"), and Canton Bancorp, Inc. ("CBI"), a Pennsylvania corporation, having its principal place of business at 5 West Main St., Canton, Pennsylvania 17724-0217.

Recitals

     WHEREAS, the Boards of Directors of CFC, Merger Sub and CBI have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into CBI (the "Merger"), with CBI being the Surviving Corporation and becoming a wholly owned subsidiary of CFC and immediately following said Merger, CFC intends that the Surviving Corporation will merge with and into CFC (the "Subsidiary Merger"); and

WHEREAS, the Boards of Directors of CFC, Merger Sub and CBI have approved this Agreement at duly convened meetings; and

WHEREAS, prior to the consummation of the Merger, CFC and CBI will respectively cause Chemung Canal Trust Company ("Chemung Bank"), a New York-chartered commercial bank and wholly-owned subsidiary of CFC, and the Bank of Canton ("Canton Bank"), a Pennsylvania chartered bank and wholly-owned subsidiary of CBI, to enter into a merger agreement, in the form attached hereto as Exhibit A (the "Bank Plan of Merger"), providing for the merger (the "Bank Merger") of Canton Bank with and into Chemung Bank, and it is intended that the Bank Merger be consummated immediately after consummation of the Merger and the Subsidiary Merger; and

WHEREAS, as a condition and inducement to CFC and Merger Sub to enter into this Agreement, the directors of CBI will enter into a Voting Agreement in the form attached hereto as Exhibit B (the "Voting Agreement"); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, CFC and Chemung Bank intend to honor all of CBI's and Canton Bank's existing employment, severance, change of control and like agreements such as directors' deferred compensation plans, SERPs and split dollar insurance policies;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

  Definitions

    Certain Definitions

  As used in this Agreement, the following terms have the following meanings. References to Articles and Sections refer to Articles and Sections of this Agreement.

       Acquisition Proposal means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving CBI: (i) any merger, consolidation, share exchange, business combination or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of net revenues, net income or assets of CBI in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the CBI Capital Stock or the filing of a registration statement under the Securities Act in connection therewith; or, (iv) any public announcement by any Person (which shall include any regulatory application or notice, whether in final or draft form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

       Affiliate means the Persons defined as such in Rule 144 promulgated by the SEC under the Securities Exchange Act of 1934.

       Agreement   means this Agreement and Plan of Merger.

       Articles of Merger means the document attached as Exhibit C to this Agreement.

       Bank Merger means the merger of Canton Bank with and into Chemung Bank, with Chemung Bank being the surviving bank.

       Bank Plan of Merger means the agreement providing for the Bank Merger, attached as Exhibit A to this Agreement.

       Bank Secrecy Act means the Bank Secrecy Act of 1970, as amended.

       BHCA means the Bank Holding Company Act of 1956, as amended.

       Canton Bank means the Bank of Canton, a Pennsylvania chartered bank.

       CBI means Canton Bancorp, Inc., a Pennsylvania chartered corporation and a registered bank holding company.

       CBI Capital Stock means the common stock of CBI.

       CBI Financials means: (i) the audited consolidated financial statements of CBI as of December 31, 2007 and 2006 and for the three years ended December 31, 2007; and (ii) the unaudited interim consolidated financial statements of CBI as of each calendar quarter in 2008.
       CBI Regulatory Reports means the Call Reports filed by Canton Bank with any Regulatory Authority for each calendar quarter, beginning with the quarter ended December 31, 2008, through the Closing Date.

       CFC means Chemung Financial Corporation, a New York corporation and registered financial holding company.

       CFC Capital Stock means the common stock of CFC.

       Chemung Bank means Chemung Canal Trust Company, a New York chartered commercial bank.

       Closing means the closing of the Merger, including execution and delivery of all of the documents and instruments required by this Agreement.

       Closing Date means the date on which the Closing occurs.

       Code means the Internal Revenue Code of 1986, as amended.

       Common Share Price means $272.00 per share of issued and outstanding CBI Capital Stock.

       Confidentiality Agreement means the confidentiality agreement between CFC and CBI, dated November 18, 2008.

       Dissenting Shares means any shares of CBI Capital Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his or her appraisal rights under the PBCL.

       DOJ means the United States Department of Justice.

       Effective Time means the date and time to be specified in the Articles of Merger, to be filed on the Closing Date with the Pennsylvania Department of State, which date shall be the Closing Date, or such later date and time as shall be specified as the Effective Time pursuant to the mutual agreement of CFC and CBI and in accordance with the PBCL.

       ERISA means the Employee Retirement Income Security Act of 1974, as amended.

       Exchange Agent means American Stock Transfer & Trust Company, the firm designated to effect the share exchanges provided for in this Agreement.

       FDIC means the Federal Deposit Insurance Corporation.

       FinCen means the Financial Crimes Enforcement Network of the United States Department of the Treasury.

       FRB   means the Board of Governors of the Federal Reserve System.

       GAAP means generally accepted accounting principles as in effect in the United States at the relevant date and which are applied on a consistent basis.

       GLBA means the Gramm-Leach-Bliley Act, as amended.

       Governmental Entity shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

       Hazardous Materials means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated under any applicable Law.

       Intellectual Property means all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in a party's business.

       Knowledge means a party's actual knowledge, unless a different meaning, including, but not limited to, constructive knowledge, is expressed.

       Laws   means any statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

       Material Adverse Effect means with respect to CFC or CBI, any effect that is material and adverse to its assets, financial condition or results of operations on a consolidated basis, provided, however, that Material Adverse Effect shall not be deemed to include: (i) any change in the value of the respective investment and loan portfolios of CFC or CBI resulting from a change in interest rates generally; (ii) any change occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change affects depository institutions generally; (iii) actions or omissions of a party taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby; (iv) any change in general economic conditions affecting banks or their holding companies; (v) changes resulting from expenses incurred in connection with this Agreement; (vii) changes resulting from expenses incurred in connection with the Supervisory Agreement up to $100,000; and (viii) any information that is set forth on a disclosure schedule attached hereto.

       Merger means the merger of Merger Sub with and into CBI as provided in this Agreement.

       Merger Consideration means the amount of cash that is the product of the Common Share Price multiplied by the shares of CBI Capital Stock outstanding at the Effective Time.

       Merger Sub means Chemung Merger Sub, Inc., a Pennsylvania business corporation.

       NYBD means the New York Banking Department.

       OFAC means the Office of Foreign Assets Control of the United States Department of the Treasury.

       Old Certificate means the certificate representing CBI Capital Stock prior to the Effective Time.

       OREO means Other Real Estate Owned, reflected as such on an institution's books.

       Patriot Act means the USA Patriot Act, as amended.

       PBCL means the Pennsylvania Business Corporation Law of 1988, as amended.

       PBD means the Pennsylvania Banking Department.

       Person means any individual, corporation, partnership, joint venture, association, trust or group thereof.

       Proxy Materials means the proxy statement, together with any supplements thereto, to be sent to holders of CBI Capital Stock in connection with the transactions contemplated by this Agreement.

       Regulatory Authority means any banking agency or department of any federal or state government, including, without limitation, the FRB, the FDIC, the NYBD and the PBD.

       SEC means the United States Securities and Exchange Commission

       Securities Act means the Securities Act of 1933, as amended.

       Subsidiary Merger means the merger of CBI with and into CFC.

       Superior Competing Proposal means any unsolicited bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CBI Capital Stock then outstanding or all or substantially all of the assets of CBI and otherwise: (i) on terms which the CBI board of directors determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to CBI's shareholders than the transaction contemplated by this Agreement; and (ii) that constitutes a transaction that, in the CBI board of directors' good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

       Supervisory Agreement means the written agreement dated October 10, 2008, between Canton Bank and the Federal Reserve Bank of Philadelphia attached as Exhibit F to this Agreement.

       Surviving Corporation means CBI, as the surviving corporation in the Merger.

       Voting Agreement means the agreement attached as Exhibit B to this Agreement.

  The Merger

    The Merger

    Subject to the terms and conditions of this Agreement, in accordance with the PBCL, at the Effective Time, Merger Sub shall merge into CBI, with CBI being the Surviving Corporation. Upon consummation of the Merger, the corporate existence of Merger Sub shall cease and the Surviving Corporation shall continue to exist as a Pennsylvania corporation and a wholly owned subsidiary of CFC and will succeed to and assume all the rights and obligations of Merger Sub in accordance with the PBCL.

    Effective Time

    The Merger shall become effective on the Closing Date as set forth in the Articles of Merger in the form attached to this Agreement as Exhibit C, which shall be filed with the Pennsylvania Department of State, in accordance with the PBCL, respectively, on the Closing Date. The Effective Time shall be the date and time when the Merger becomes effective on the Closing Date, as set forth in the Articles of Merger. The Closing shall take place at the time and place and in the manner set forth in Section 8.1.

    Effects of the Merger
      The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation and shall be amended so that the name of the Surviving Corporation shall be "Canton Bancorp, Inc." The by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Laws.
      The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors have been duly elected. At the Effective Time, CFC shall appoint one current director of CBI to serve as an additional member of the board of directors of CFC in the class of directors whose term expires at the 2012 annual meeting of CFC shareholders. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation, until the earlier of their resignation or removal.
      The directors of Chemung Bank immediately prior to the Effective Time of the Bank Merger will be the directors of Chemung Bank, until the earlier of their resignation or removal or until their respective successors have been duly elected. At the Effective Time of the Bank Merger, Chemung Bank shall appoint one current director of Canton Bank to serve as an additional member of the board of directors of Chemung Bank in the class of directors whose term expires at the 2012 annual meeting of Chemung Bank's shareholder. The officers of Chemung Bank immediately prior to the Effective Time will be the officers of Chemung Bank, until the earlier of their resignation or removal. At the Effective Time of the Bank Merger, Chemung Bank shall appoint Kevin D. Rimmey to serve as a Senior Loan Officer based at its Canton, Pennsylvania branch office.
    Conversion of CBI Common Stock

    At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of Merger Sub or CBI:

      Each share of capital stock of Merger Sub that is outstanding immediately before the Effective Time shall be converted into and become one fully paid and non-assessable share of CBI Capital Stock.
      Each share of CBI Capital Stock held by CBI as treasury stock immediately prior to the Effective Time shall be cancelled, and no payment shall be made in respect thereof.
      Subject to Section 2.4(e), each share of issued and outstanding CBI Capital Stock shall be cancelled and, at the Effective Time, shall be converted into the right to receive the Common Share Price, payable to the holder thereof in cash, without any interest thereon, upon surrender of the certificate representing such issued and outstanding share. The Merger Consideration shall be the amount of cash that is the product of the Common Share Price multiplied by the shares of CBI Capital Stock outstanding at the Effective Time other than such shares that are owned by CFC, Chemung Bank, CBI, Canton Bank or any of their Affiliates. As of the date of this Agreement, the Merger Consideration would be $7,651,632, based upon 28,131 shares of CBI Capital Stock ($272.00 x 28,131 = $7,651,632).
      At the Effective Time, all shares of CBI Capital Stock shall no longer be outstanding and automatically shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such share shall cease to have any rights with respect thereto, except the right to receive, for each share of CBI Capital Stock held as of the Effective Time, the Common Share Price; provided that this shall not affect the rights of holders of CBI Capital Stock who have perfected their right to dissent from the Merger under applicable Law.
      Notwithstanding any other provision contained in this Agreement, no Dissenting Shares shall be cancelled pursuant to this Section 2.4 unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his or her right to dissent from the Merger under applicable Law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable Law. If any holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger, each of such holder's shares of CBI Capital Stock shall thereupon be deemed to have been cancelled and to have become, as of the Effective Time, the right to receive the Common Share Price, as applicable.
    Surrender of CBI Common Stock Certificates
      Upon the Closing, CFC will deliver to the Exchange Agent the full amount of cash to be paid to holders of CBI Capital Stock for payment in accordance with Section 2.4(c).
      CFC shall cause the Exchange Agent on or promptly, but no later than three (3) business days after receipt of a final shareholder list following the Effective Time , to mail to each former shareholder of CBI a notice specifying the procedures to be followed in surrendering such shareholder's Old Certificates.
      As promptly as possible after receipt of the Exchange Agent's notice, each former shareholder of CBI shall surrender his Old Certificates to the Exchange Agent; provided, that if any former shareholder of CBI shall be unable to surrender his Old Certificates due to loss or mutilation thereof, he may make a constructive surrender by following procedures comparable to those customarily used by CFC for issuing replacement certificates to CFC shareholders whose CFC Capital Stock certificates have been lost or mutilated. Upon receiving a proper actual or constructive surrender of Old Certificates from a former CBI shareholder, the Exchange Agent shall issue to such shareholder, in exchange therefor, a check in the amount of the Common Share Price to which such shareholder is entitled, pursuant to Section 2.4(c).
      If any payment is to be issued to a CBI shareholder with a name other than that in which the Old Certificate was issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer.
      In the event that any Old Certificates have not been actually or constructively surrendered for cancellation in accordance with this Agreement on or before the second anniversary of the Effective Time, CFC may at any time thereafter, with or without notice to the holders of record of such Old Certificates, direct the Exchange Agent to release back to CFC the Common Share Price for each unsurrendered share. From and after any such release of funds back to CFC, the sole right of the holders of the unsurrendered Old Certificates shall be the right to collect the net Common Share Price from CFC for their respective accounts in connection with such unsurrendered certificates, and such holders shall not be entitled to receive any interest on funds held by CFC representing payment for the unsurrendered shares.
      If any Old Certificates are not surrendered prior to the date on which such certificates would otherwise escheat to or become the property of any Governmental Entity, the unclaimed Common Share Prices represented by such certificates shall, to the extent permitted by abandoned property and any other applicable Law, become the property of CFC, free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither CFC nor its agents or any other person shall be liable to any former holder of CBI Capital Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.
      The outstanding shares of CBI Capital Stock, the holders of which have timely filed written notices of an intention to demand appraisal for their Dissenting Shares pursuant to Subchapter D of Chapter 15 of the PBCL and have not effectively withdrawn or lost their dissenters' rights under the PBCL, shall not be converted into or represent a right to receive the Common Share Price under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of Chapter 15 of the PBCL.
      All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by CFC and all payments in respect of Dissenting Shares if any, will be made by CFC.
    The Bank Merger

    CFC and CBI shall use their best efforts to cause Canton Bank to merge with and into Chemung Bank, with Chemung Bank surviving such merger, concurrently with or as soon as practicable after the Effective Time. Concurrently with, or as soon as practical after, the execution and delivery of this Agreement, CFC shall cause Chemung Bank, and CBI shall cause Canton Bank, to execute and deliver the Bank Plan of Merger, in substantially the form attached to this Agreement as Exhibit A and any subsequent amendments thereof as shall be deemed necessary or advisable by CFC to comply with all applicable Law.

    Structure

  Notwithstanding any provision of this Agreement to the contrary, CFC may, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, modify the structure of the transactions contemplated hereby, and the parties shall enter into such alternative transactions, so long as: (i) there are no adverse federal or state income tax consequences to any of the shareholders, directors or officers of CBI as a result of such modification; (ii) the Common Share Price is not thereby changed or reduced in amount because of such modification; (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals; (iv) it does not result in any representation or warranty of any party set forth in this Agreement becoming incorrect in any material respect; and (v) it does not diminish the benefits of any officer, director or employee of CBI pursuant to this Agreement.

  Representations and Warranties of CBI

  CBI hereby makes the following representations and warranties to CFC and Merger Sub, each of which is being relied upon by CFC and Merger Sub as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of CBI referenced below and thereby required of CBI pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the "CBI Disclosure Schedule."

    Capitalization

    The authorized CBI Capital Stock consists of 5,000,000 shares of common stock, par value $10.00 per share, of which, as of the date hereof, 28,131 shares are issued and outstanding and 100 shares are held in treasury. As of the date hereof, no shares of CBI common stock are reserved for issuance. All outstanding shares of CBI Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no authorized, issued or outstanding options or other rights with respect to the CBI Capital Stock. None of the shares of CBI Capital Stock has been issued in violation of the preemptive rights of any person.

    Corporate Organization
      CBI is a duly organized corporation, validly existing and in good standing under the laws of Pennsylvania, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CBI. CBI is registered as a bank holding company under the BHCA. The articles of incorporation and by-laws of CBI, copies of which are attached as Section 3.2(a) of the CBI Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Canton Bank is the only subsidiary of CBI that qualifies as a "Significant Subsidiary," as such term is defined in Regulation S-X, promulgated by the SEC.
      Canton Bank is a bank, duly organized and validly existing and in good standing under the laws of Pennsylvania. The deposit accounts of Canton Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Canton Bank. Canton Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or the location of any properties or assets owned or leased by it makes such licensing or qualification necessary.

      The articles of association and by-laws of Canton Bank, copies of which are attached at Section 3.2(b) of the CBI Disclosure Schedule are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

      Except for Canton Bank, CBI does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization; and, with respect to Canton Bank, CBI owns 28,231 shares of common stock of Canton Bank, constituting 100% of all of the outstanding capital stock of Canton Bank. The outstanding shares of common stock of Canton Bank have been duly authorized and validly issued and are fully paid and (except as provided by applicable Law) non-assessable and all such shares are directly or indirectly owned by CBI free and clear of all liens, claims and encumbrances, with no personal liability attaching to the ownership thereof. There are no authorized, issued or outstanding options or other rights with respect to the Canton Bank common stock. None of the shares of Canton Bank common stock has been issued in violation of the preemptive rights of any person.
    Authority; No Violation
      CBI has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of CBI. The board of directors of CBI has directed that this Agreement and the transactions contemplated hereby be submitted to CBI's shareholders for approval at a special meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of CBI's shareholders, no other corporate proceedings on the part of CBI (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CBI and will constitute valid and binding obligations of CBI, enforceable against CBI in accordance with its terms, except as enforcement may be limited by general principles of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.
      Canton Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the board of directors of Canton Bank and by CBI as the sole shareholder of Canton Bank. No other corporate proceedings on the part of Canton Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Canton Bank, will be duly and validly executed and delivered by Canton Bank and will constitute a valid and binding obligation of Canton Bank, enforceable against Canton Bank in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.
      Neither the execution and delivery of this Agreement by CBI or the Bank Merger Agreement by Canton Bank, nor the consummation by CBI or Canton Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by CBI or Canton Bank with any of the terms or provisions hereof or thereof, will: (i) violate any provision of the articles of incorporation or by-laws of CBI; or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to CBI or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon, any of the properties or assets of CBI under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBI is a party, or by which it or any of its properties or assets may be bound or affected.
    Consents and Approvals
      Except for: (i) the filing of applications, notices or waiver requests, as applicable, as to the Merger and the Bank Merger with the FRB under the BHCA and the Bank Merger Act, and the NYSBD and PBD, as well as any other applications and notices required by Laws related to the Merger or the Bank Merger, and approval of the foregoing applications and notices; (ii) the approval of this Agreement by the requisite vote of the shareholders of CBI; (iii) the filing of the Articles of Merger with the Department of State of Pennsylvania; (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Laws including, if applicable, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the securities or antitrust laws of any foreign country; and (v) such filings, authorizations or approvals as may be set forth in Section 3.4 of the CBI Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with: (1) the execution and delivery by CBI of this Agreement; (2) the consummation by CBI of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Canton Bank of the Bank Merger Agreement; and (4) the consummation by Canton Bank of the Bank Merger and the transactions contemplated thereby, except in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of CFC to consummate the transactions contemplated hereby.
      CBI hereby represents to CFC that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis and that it will promptly notify CFC should it acquire such knowledge.
    Regulatory Filings

    CBI and Canton Bank have filed all reports required by statute or regulation to be filed with any Regulatory Authority, and such reports were prepared in accordance with the applicable Laws and instructions in existence as of the date of filing of such reports in all material respects, and none of the reports contain any untrue statement of a material fact.

    Agreements with Regulatory Agencies

    Except as set forth in Section 3.6 of the CBI Disclosure Schedule, neither of CBI or Canton Bank is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has CBI or Canton Bank been advised by any Governmental Entity that it is considering issuing or requesting any such agreement or action.

    Compliance with Applicable Laws

    Except as set forth in Section 3.7 of the CBI Disclosure Schedule, each of CBI and Canton Bank has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither CBI nor Canton Bank has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that have not heretofore been cured and for which there is no remaining liability.

    Legal Proceedings

    Except as set forth in Section 3.8 of the CBI Disclosure Schedule: i) neither CBI nor Canton Bank is a party to any, and there are no pending, or to the knowledge of CBI, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBI or Canton Bank in which, to the knowledge of CBI, there is a reasonable probability of any material recovery against or other material effect upon CBI or Canton Bank or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement; and ii) there is no injunction, order, judgment, decree, or regulatory restriction imposed upon CBI, Canton Bank or their respective assets.

    Financial Statements; Books and Records

    CBI has delivered to CFC the CBI Regulatory Reports and the CBI Financials, all of which fairly present in all material respects, the consolidated financial position of CBI and Canton Bank as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and, in the case of the audited financial statements, cash flows of CBI and Canton Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP, as applicable, applied on a consistent basis. The CBI Financials, reflecting information after the date of this Agreement will fairly present in all material respects, the consolidated financial position of CBI and Canton Bank as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and, in the case of the audited financial statements, cash flows of CBI and Canton Bank for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with GAAP as applicable, applied on a consistent basis. The books and records of CBI and Canton Bank fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable Laws and accounting requirements in all material respects. The minute books of CBI and Canton Bank contain records which are accurate in all material respects of all corporate actions of each of their respective shareholders and board of directors (including committees of their respective boards of directors) set forth therein.

    Tax Matters
      CBI and Canton Bank have timely filed federal income tax returns for the five (5) years ended through December 31, 2007, and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to CBI or Canton Bank. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes and such reserves are reflected on the CBI Financials, and as of the Closing Date, all taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof. Except as set forth in Section 3.10(a) of the CBI Disclosure Schedule, no material: (i) audit examination; (ii) deficiency; or (iii) refund litigation with respect to such returns or periods has been proposed, asserted or assessed or is pending. To the best of their knowledge, neither CBI nor Canton Bank will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.
      Except as set forth in Section 3.10(b) of the CBI Disclosure Schedule, all federal, state and local (and, if applicable, foreign) tax returns filed by CBI since December 2007, are complete and accurate in all material respects. Neither CBI nor Canton Bank is delinquent in the payment of any material tax, assessment or governmental charge, and none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. No material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against CBI or Canton Bank, which have not been settled and paid. There are currently no agreements in effect with respect to CBI or Canton Bank to extend the period of limitations for the assessment or collection of any tax.
      Neither the transactions contemplated hereby nor the termination of the employment of any employees of CBI or Canton Bank prior to or following consummation of the transactions contemplated hereby could result in CBI or Canton Bank making or being required to make any "excess parachute payment" as that term is defined in Section 280G of the Code.
      Except as set forth in Section 3.10(d) of the CBI Disclosure Schedule, neither CBI nor Canton Bank is a party to any agreement providing for the allocation or sharing of, or indemnification for, taxes.
      Neither CBI nor Canton Bank is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.
      Except as set forth in Section 3.10(f) of the CBI Disclosure Schedule, neither CBI nor Canton Bank has entered into any agreement with any taxing authority that will bind CFC or Chemung Bank after the Closing Date.
    Absence of Undisclosed Liabilities

    Neither CBI nor Canton Bank has any liability (contingent or otherwise), excluding contractually assumed contingencies of the nature required to be disclosed in a balance sheet (including the notes thereto) prepared in accordance with GAAP, except: (i) as disclosed in the CBI Regulatory Reports, CBI Financial Statements or as provided to CFC in connection with its due diligence inquiry; (ii) for liabilities incurred in the ordinary course of business subsequent to the date hereof; and (iii) for liabilities incurred in connection with this Agreement and the transactions contemplated hereby; or (iv) as set forth in Section 3.11 of the CBI Disclosure Schedule.

    Properties and Assets
      Section 3.12(a) of the CBI Disclosure Schedule lists: (i) all real property owned by CBI and Canton Bank; (ii) each real property lease, sublease or installment purchase arrangement to which CBI or Canton Bank is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which CBI or Canton Bank is a party; and (iv) all items of CBI or Canton Bank's tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $10,000 or more. Except as set forth in Section 3.12(a) of the CBI Disclosure Schedule, CBI and Canton Bank have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of CBI and Canton Bank taken as a whole, and which are reflected on the CBI Financials, except: (i) liens for taxes not yet due and payable; (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business; (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. All leases pursuant to which CBI or Canton Bank, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of CBI and Canton Bank taken as a whole, are valid and enforceable in accordance with their respective terms, except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on CBI.
      Neither CBI nor Canton Bank has experienced any material uninsured damage or destruction with respect to such properties. All properties and assets used by CBI and Canton Bank are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or, to CBI's knowledge, scheduled to become effective. CBI and Canton Bank enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees. Neither CBI nor Canton Bank is in material default with respect to any such lease, and there has occurred no default, or event, which with the lapse of time or the giving of notice, or both, would constitute a material default, by CBI or Canton Bank under any such lease. There are no Laws, conditions of record, or other impediments which interfere with the intended use by CBI or Canton Bank of any of the property owned, leased, or occupied by them.
    Insurance

    Section 3.13 of the CBI Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by CBI and Canton Bank, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, neither CBI nor Canton Bank has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond; no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by CBI and Canton is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by CBI and Canton Bank with all requirements of Law and agreements to which CBI or Canton Bank is subject or is a party, and is, to CBI's knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of CBI and Canton Bank.

    Reserves for Losses

    All reserves or other allowances for possible losses reflected in the CBI Financials comply in all material respects with all Laws and are adequate under GAAP. Except for the Supervisory Agreement, neither CBI nor Canton Bank has been notified by any Regulatory Authority or CBI's independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of CBI or Canton Bank in establishing such reserves and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that any Regulatory Authority or CBI's independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of CBI or Canton Bank. CBI has previously furnished to CFC a complete list of all extensions of credit and OREO that have been classified by any Regulatory Authority as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. CBI agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Article VII. All OREO held by CBI or Canton Bank is being carried net of reserves at the lower of cost or net realizable value.

    Loans
      To CBI's knowledge, all loans owned by CBI or Canton Bank, or in which CBI or Canton Bank has an interest: (i) comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, fair lending laws and regulations, the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder; and (ii) have been made or acquired in accordance with board of director-approved loan policies and all of such loans are presently collectable, except to the extent reserves have been made against such loans in the CBI Financials.
      Each of CBI and Canton Bank holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys' opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by CBI and Canton Bank are with full recourse to the borrowers (except as set forth at Section 3.15(b) of the CBI Disclosure Schedule), and each of CBI and Canton Bank has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.15(b) of the CBI Disclosure Schedule, all loans purchased or originated by CBI or Canton Bank and subsequently sold have been sold without recourse to CBI or Canton Bank and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of December 31, 2008, prepared by CBI and Canton Bank, which reports include all loans delinquent or otherwise in default, have been furnished to CFC. True, correct and complete copies of the currently effective lending policies and practices of CBI and Canton Bank also have been furnished to CFC.
      Except as set forth at Section 3.15(c) of the CBI Disclosure Schedule, each outstanding loan participation sold by CBI or Canton Bank was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to CBI or Canton Bank for payment or repurchase in excess thereof. CBI and Canton Bank have properly fulfilled in all material respects the contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable Laws.
      CBI and Canton Bank have properly perfected all security interests, liens, or other interests in any collateral securing any loans made by them.
      Section 3.15(e) of the CBI Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other person covered by FRB Regulation O. All such loans: (i) were made in the ordinary course of business; (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. No such loan is presently in default.
    Voting Agreement

    Each director of CBI has delivered to CFC, concurrently with the execution of this Agreement, the Voting Agreement in the form of Exhibit B hereto. To CBI's best knowledge, the Voting Agreement has been duly and validly executed and delivered by each person that is a party thereto and constitutes the valid and binding obligation of such person, enforceable against such person in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

    Ownership of CFC Common Stock

    Except as set forth at Section 3.17 of the CBI Disclosure Schedule, neither CBI nor, to CBI's knowledge, any of its directors, executive officers or Affiliates: (i) beneficially own, directly or indirectly; or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of outstanding CFC Capital Stock (other than those agreements, arrangements or understandings specifically contemplated hereby).

    Labor Matters

    With respect to their employees, neither CBI nor Canton Bank is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. CBI and Canton Bank have not experienced any attempt by organized labor or its representatives to make CBI or Canton Bank conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of CBI or Canton Bank. There is no unfair labor practice charge or other complaint by any employee or former employee of CBI or Canton Bank against any of them pending before any Governmental Entity arising out of CBI's or Canton Bank's activities, which charge or complaint: (i) has a reasonable probability of an unfavorable outcome; and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on CBI. There is no labor strike or labor disturbance pending or threatened against any of them; and neither CBI nor Canton Bank has experienced a work stoppage or other labor difficulty.

    Employee Benefit Plans
      Schedule 3.19(a) hereto sets forth a true and complete list of: (a) each employment agreement or change in control agreement (whether written or oral) CBI or Canton Bank has entered into with any employee, director or officer of CBI or Canton Bank; and (b) each plan (within the meaning of Section 3(3) of ERISA) sponsored or adopted by CBI or Canton (hereinafter, a "Plan").
      Except as set forth on Schedule 3.19(b), with respect to each of the CBI or Canton Plans, CBI has made available to CFC true and complete copies of each of the following documents: (a) the Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financials, and actuarial reports, if any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Plan; and (d) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under the Code.
      No liability under Title IV of ERISA has been incurred by CBI or any entity which is treated as a single employer with CBI for purposes of Code Section 414 (an "ERISA Affiliate") of CBI since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to CBI or any ERISA Affiliate of CBI of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.
      Neither CBI nor any ERISA Affiliate of CBI, nor any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which CBI or any ERISA Affiliate of CBI could, either directly or indirectly, incur a material liability or cost.
      Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that CBI or any ERISA Affiliate of CBI is required to pay under Section 412 of the Code or under the terms of the Plans.
      Except as set forth on Schedule 3.19(f), there has been no Material Adverse Effect in the funded status of any CBI Plan that is subject to Title IV of ERISA since the inception of such CBI Plan. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any CBI Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.
      None of the Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.
      Except as set forth on Schedule 3.19(h)(1), a favorable determination letter has been issued by the Internal Revenue Service with respect to the each of the Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such CBI Plan satisfies the requirements of Section 401(a) of the Code in all material respects. Each of the CBI Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. To the best of our knowledge and except as set forth on Schedule 3.19(h)(2), each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.
      There are no actions, suits or claims pending, or, to the knowledge of CBI, threatened (other than routine claims for benefits) against any Plan, the assets of any Plan or against CBI or any ERISA Affiliate of CBI with respect to any Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). To the knowledge of CBI, there are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any Plan.
      Except as contemplated by this Agreement and as set forth on Schedule 3.19(j), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of CBI or any ERISA Affiliate of CBI to severance pay, accrued sick pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director, or (iv) result in a "change in control" or the occurrence of any other event specified in the agreements which would entitle any party to such agreements to any payment thereunder.
      Each Plan which is subject to the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code ("COBRA") has been administered in material compliance with such requirements.
    Environmental Matters
      Each of CBI and Canton Bank is in material compliance with all applicable federal and state Laws relating to pollution or protection of the environment (including without limitation, Laws relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials).
      There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of CBI and Canton Bank, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which CBI or Canton Bank has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices, may be, named as a defendant: (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation; or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by CBI or Canton Bank, or to the knowledge of CBI, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by CBI or Canton Bank.
      During CBI's or Canton Bank's ownership or operation of any of their properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.
      To the knowledge of CBI and Canton Bank, neither of them has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to: (i) any alleged material noncompliance as to any property securing such loan with any environmental law, rule or regulation; or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.
    Material Adverse Change

    Since September 30, 2008 to the date hereof, CBI has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business which individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect with respect to CBI.

    Certain Contracts
      Except as disclosed in Section 3.22 of the CBI Disclosure Schedule, neither CBI nor Canton Bank is a party to, or is bound by: (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of Canton Bank) or any agreement restricting the nature or geographic scope of its business activities in any material respect; or (ii) any agreement, indenture or other instrument relating to the borrowing of money by CBI or Canton Bank or the guarantee by CBI or Canton Bank of any such obligation, other than instruments relating to transactions entered into in the customary course of business.
      Neither CBI nor Canton Bank is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on CBI.
    Compliance With Laws

    Except as set forth in Section 3.23 of the CBI Disclosure Schedule, CBI and Canton Bank are in compliance in all material respects with all Laws applicable to the conduct of its business, and neither CBI nor Canton Bank has received notification from any Governmental Entity: (i) asserting a material violation of any such Laws; (ii) threatening to revoke any license, franchise, permit or government authorization; or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on CBI. Neither CBI nor Canton Bank is subject to any regulatory or supervisory cease-and-desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on CBI, and none of them has received any communication requesting that they enter into any of the foregoing.

    Intellectual Property

    Except as set forth in Section 3.24 of the CBI Disclosure Schedule, CBI or Canton Bank owns the entire right, title and interest in and to, or has valid licenses or otherwise has the required legal rights with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of CBI and Canton Bank, as presently conducted. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment. Upon consummation of the transactions contemplated by this Agreement, CFC and Chemung Bank will be entitled to continue to use all such Intellectual Property, without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by CBI or Canton Bank in previously disclosed amounts, consistent with past practice).

    Brokers and Finders

    Neither CBI nor Canton Bank, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Bank Plan of Merger, except for CBI's retention of Sandler O'Neill & Partners, L.P. to perform certain financial advisory services.

    Anti-Takeover Provisions

    No state anti-takeover Law, including, but not limited to the Pennsylvania anti-takeover Law at Chapter 25 of the PBCL:(i) applies to the Merger, the Agreement or the Bank Plan of Merger; (ii) prohibits or restricts the ability of CBI or Canton Bank to perform their respective obligations under this Agreement, or their respective ability to consummate the transactions contemplated hereby; (iii) would have the effect of invalidating or voiding this Agreement, the Bank Plan of Merger or the Merger, hereof or thereof; or (iv) would subject CFC or Chemung Bank to any material impediment or condition in connection with the exercise of any of its rights under this Agreement, the Bank Plan of Merger or the Merger.

    Internal Financial Controls
      CBI and Canton Bank maintain a standard system of accounting established and administered in accordance with GAAP.
      Neither CBI nor Canton Bank, or any of their respective directors or officers, or, to their knowledge, any of their respective employees, accountants or auditors, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices and procedures of CBI or Canton Bank, or their respective internal accounting controls. There have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by, or initiated at the direction of, the chief executive officer, chief financial officer, general counsel, the board of directors of CBI or Canton Bank or any committee thereof.
      No attorney representing CBI or Canton Bank, whether or not employed by CBI or Canton Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by CBI or Canton Bank or any of their respective officers, directors, employees or agents to the board of directors of CBI or Canton Bank, to any committee thereof or to any director or officer of CBI or Canton Bank.
      To the knowledge of CBI, no employee of CBI or Canton Bank has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. To the knowledge of CBI, neither CBI nor Canton Bank nor any of their respective officers, employees, contractors, subcontractors or agents has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of CBI or Canton Bank in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
    Bank Secrecy Act Compliance

    Except as set forth in Section 3.28 of the CBI Disclosure Schedule, CBI is not aware of, has not been advised of, and has no reason to believe in, the existence of any facts or circumstances which would cause it or Canton Bank to be deemed to be: (i) operating in violation of the Bank Secrecy Act or the Patriot Act and the regulations promulgated thereunder, the regulations promulgated and administered by OFAC, any order issued with respect to anti-money laundering by the DOJ or FinCEN, any order issued by OFAC, or any other applicable anti-money laundering laws; or (ii) not in satisfactory compliance with the applicable privacy and customer information requirements contained in any privacy, data protection or security breach notification Laws, including, without limitation, the GLBA and the provisions of the information security program adopted pursuant to 12 C.F.R. Part 40. CBI is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third person in a manner which would cause it or Canton Bank to undertake any remedial action. CBI or Canton Bank has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification and verification procedures that comply with all applicable Laws.

    CBI Information

    The information relating to CBI and Canton Bank provided herein and to be provided by CBI to be contained in the Proxy Materials do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Proxy Materials (except for the portions thereof relating solely to CFC and Chemung Bank, as to which CBI makes no representation or warranty) will comply in all material respects with the provisions of applicable Laws.

    Deposits

  Except as set forth in Section 3.30 of the CBI Disclosure Schedule, none of the deposits of Canton Bank is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

  Representations and Warranties of Cfc

  CFC hereby makes the following representations and warranties to CBI, each of which is being relied upon by CBI as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of CFC referenced below and thereby required of CFC pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the "CFC Disclosure Schedule."

    Capitalization

    The authorized CFC Capital Stock consists of 10,000,000 shares of common stock, par value $.01 per share, of which, as of the date hereof, 4,300,134 shares are issued, 3,512,617 shares are outstanding and shares are held in treasury. As of the date hereof, no shares of CFC common stock are reserved for issuance. All outstanding shares of CFC Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof. There are no authorized, issued or outstanding options or other rights with respect to the CFC Capital Stock. None of the shares of CFC Capital Stock has been issued in violation of the preemptive rights of any person.

    Corporate Organization
      CFC is a duly organized corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on CFC. CFC is registered as a financial holding company under the BHCA. The certificate of incorporation and by-laws of CFC, copies of which are attached as Section 4.2(a) of the CFC Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. Chemung Bank is the only subsidiary of CFC that qualifies as a "Significant Subsidiary," as such term is defined in Regulation S-X, promulgated by the SEC.
      Chemung Bank is a commercial bank, duly organized and validly existing and in good standing under the laws of New York. Chemung Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or the location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The organization certificate and by-laws of Chemung Bank, copies of which are attached in Section 4.2(b) of the CFC Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
    Authority; No Violation
      CFC has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the board of directors of CFC and no other corporate proceedings on the part of CFC will be necessary to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by CFC and will constitute valid and binding obligations of CFC, enforceable against CFC in accordance with its terms, except as enforcement may be limited by general principles of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.
      Chemung Bank has full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved by the board of directors of Chemung Bank and by CFC as the sole shareholder of Chemung Bank. No other corporate proceedings on the part of Chemung Bank will be necessary to consummate the transactions contemplated thereby. The Bank Merger Agreement, upon execution and delivery by Chemung Bank, will be duly and validly executed and delivered by Chemung Bank and will constitute a valid and binding obligation of Chemung Bank, enforceable against Chemung Bank in accordance with its terms, except as enforcement may be limited by general principles of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.
      Neither the execution and delivery of this Agreement by CFC or the Bank Merger Agreement by Chemung Bank, nor the consummation by CFC or Chemung Bank, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by CFC or Chemung Bank with any of the terms or provisions hereof or thereof, will: (i) violate any provision of the certificate of incorporation or by-laws of CFC; or (ii) violate any Laws applicable to CFC or any of its properties or assets; or (iii) violate, conflict with, or result in a breach of, any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon, any of the properties or assets of CFC under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CFC is a party, or by which it or any of its properties or assets may be bound or affected.
    Regulatory Filings

    CFC and Chemung Bank have filed all reports required by statute or regulation to be filed with any Regulatory Authority, and such reports were prepared in accordance with the applicable Laws and instructions in existence as of the date of filing of such reports in all material respects, and none of the reports contain any untrue statement of a material fact. CFC is not aware of any reason why any of the required regulatory approvals to be obtained in connection with the Merger or the Bank Merger should not be granted by such Regulatory Authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to CFC's ability to carry on its business

    CFC Information

    The information relating to CFC and Chemung Bank provided herein and to be provided by CFC to CBI to be contained in the Proxy Materials, do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.

    Adequate Resources

    As of the Closing Date, CFC will have the funds available and will be able to meet its financial obligations under, and to timely consummate the transactions contemplated by, this Agreement.

    Consents

    Except for consents and approvals of, or filings with, Regulatory Authorities, no consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by CFC or the consummation of the transactions contemplated by this Agreement

    Compliance with Applicable Laws

    Except as set forth in Section 4.8 of the CFC Disclosure Schedule, each of CFC and Chemung Bank has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither CFC nor Chemung Bank has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that have not heretofore been substantially cured and for which there is no remaining material liability.

    Legal Proceedings

    Except as set forth in Section 4.9 of the CFC Disclosure Schedule: (i) neither CFC nor Chemung Bank is a party to any, and there are no pending, or to the knowledge of CFC, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CFC or Chemung Bank in which, to the knowledge of CFC, there is a reasonable probability of any material recovery against or other Material Adverse Effect upon CFC or Chemung Bank or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement; and (ii) there is no injunction, order, judgment, decree, or regulatory restriction imposed upon CFC, Chemung Bank or their respective assets.

    Material Adverse Change

  Since September 30, 2008 to the date hereof, CFC has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business which individually or in the aggregate with any other such changes, would constitute a Material Adverse Effect with respect to CFC.

  Covenants of the Parties

    Conduct of CBI Business
      From the date of this Agreement to the Effective Time, CBI will conduct its business and engage in transactions, including extensions of credit, only in the ordinary course and consistent with past practice and policies, except as otherwise required by this Agreement or with the written consent of CFC. CBI will use commercially reasonable efforts, and will cause Canton Bank to use commercially reasonable efforts to: (i) preserve its business; (ii) maintain good relationships with employees; and (iii) preserve for itself the good will of depositors, borrowers and other customers of CBI and Canton Bank with whom business relationships exist. From the date hereof to the Effective Time, except as otherwise consented to or approved by CFC in writing or as permitted or required by this Agreement or applicable Laws, CBI will not, and will cause Canton Bank to not :
        change any provision of its articles of incorporation or by-laws;
        change the number of authorized or issued shares of CBI Capital Stock or issue or grant any option, warrant, call, commitment, subscription, right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of CBI Capital Stock;
        grant any severance or termination pay (other than pursuant to policies, written agreements or practices of CBI in effect on the date hereof and provided to CFC prior to the date hereof) to, or enter into or amend any employment agreement with, or increase the compensation of, any employee, officer or director of CBI, except for routine periodic increases, individually and in the aggregate, in accordance with past practice or hire any employee other than the hiring of at-will employees at an annual rate of salary not to exceed $50,000 to fill vacancies that may arise from time to time in the ordinary course of business;
        merge or consolidate CBI or Canton Bank with any other corporation or depository institution, sell or lease all or any substantial portion of the assets or business of CBI or Canton Bank, make any acquisition of all or any substantial portion of the business or assets of another Person other than in connection with the collection of any loan or credit arrangement between Canton Bank and any other parties, enter into a purchase and assumption transaction with respect to deposits and liabilities; or file an application for a certificate of authority to establish a new branch office;
        Sell, gift, transfer, hypothecate, pledge, encumber or otherwise dispose of the CBI Capital Stock or the common stock of Canton Bank or any asset, property or business of CBI or Canton Bank (other than in connection with deposits, repurchase agreements, CBI acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds") or other than in the ordinary course of business consistent with past practice, or modify in any material way the manner in which CBI or Canton Bank has heretofore conducted its business or enter into any new line of business, incur or guaranty any indebtedness for borrowed money except in the ordinary course of business consistent with past practice;
        take any action which would result in any of the representations and warranties of CBI set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied;
        waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which CBI or Canton Bank is a party, other than in the ordinary course of business, consistent with past practice;
        implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing plan or arrangement except to the extent such amendments do not result in an increase in cost or as are required under applicable Law;
        compromise, extend or restructure any loan with an unpaid principal balance exceeding $100,000 without CFC's consent, provided however that with respect to such compromise, extension or restructure, CFC shall inform CBI of its consent or objection within a reasonable timeframe;
        sell, exchange or otherwise dispose of any investment securities prior to scheduled maturity or loans that are held for sale;
        purchase any security for its investment portfolio not rated "AAA" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;
        except consistent with past practice, make any loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) to any Affiliate, or compromise, extend, renew or modify any such commitment outstanding;
        except consistent with past practice, enter into, renew, extend or modify any other transaction with any Affiliate;
        enter into any interest rate swap or similar commitment, derivative security, collateralized debt obligation or any other commitment, agreement or arrangement which is not consistent with past practice and which increases CBI's or Canton Bank's credit or interest rate risk over the levels existing at the date hereof;
        change its accounting method, practice or principles of accounting except as may be required by GAAP or by a Regulatory Authority;
        enter into any contract for an amount in excess of $10,000;
        make any capital expenditure in excess of $10,000;
        enter into any new line of business;
        take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Laws; or
        agree to do any of the foregoing.
    Access; Confidentiality
      From the date of this Agreement through the Effective Time, CBI shall afford CFC and its accountants, counsel and other authorized agents and representatives, complete access to its and Canton Bank's properties, assets, books and records and personnel, at reasonable hours and after reasonable notice, and the officers of CBI will furnish any party making such investigation with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the party making such investigation shall from time to time reasonably request. CFC shall conduct such investigations and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships.
      CFC shall receive notice of all meetings of the CBI and Canton Bank board of directors and any committees thereof. CBI and Canton Bank shall promptly furnish to CFC true copies of the minutes of all such meetings except for the portion of the minutes which shall relate to the Merger or a Superior Competing Proposal. CFC will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.
      If the transactions contemplated by this Agreement shall not be consummated, CFC and CBI, upon the written request of the other party within thirty (30) days after such termination, will destroy or return all documents and records obtained from the other or their respective representatives during the course of any investigation and will cause all information with respect to CBI or CFC obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party which has obtained such information or any of its respective representatives or agents and except to the extent disclosure of any such information is legally required. CFC and CBI shall give prompt notice to the other of any contemplated disclosure where such disclosure is so legally required.
    Further Actions of CBI and CFC
      CFC and CBI will prepare all applications and notices and make all filings for and use their best commercially reasonable efforts to obtain as promptly as practicable after the date hereof, all necessary permits consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement.
      CBI will furnish CFC with all information concerning CBI as may be necessary or advisable in connection with any application, notice or other filing made by or on behalf of CFC to any Regulatory Authority in connection with the transactions contemplated by this Agreement.
      Prior to the filing thereof, CBI will furnish to CFC and afford CFC a reasonable opportunity to examine and comment thereon, a true and complete copy of all applications, notices and other filings with Regulatory Authorities concerning the Merger, the Bank Merger and this Agreement.
      Except for those items deemed confidential by Regulatory Authorities, CFC and CBI will promptly furnish to each other copies of written communications to or received from any Regulatory Authority in respect of the transactions contemplated hereby. If CBI, Canton Bank, CFC or Chemung Bank believe that a document or information is confidential under applicable Laws, and such document or information would be otherwise disclosable under this Section 5.3(d), the party possessing such document or information shall promptly and in good faith seek approval or non-objection to such disclosure from the appropriate Regulatory Authority.
      CBI shall promptly prepare the Proxy Materials to be mailed to CBI's shareholders in connection with the meeting to approve the Merger. Prior to such mailing, CBI will furnish to CFC and afford CFC a reasonable opportunity to examine same and comment thereon.
      CBI shall deliver to CFC as soon as practicable after the end of each month and each fiscal quarter prior to the Effective Time, commencing with the month ended January, 2009, an unaudited consolidated balance sheet as of such date and related unaudited consolidated statements of income for the period then ended, which financial statements shall be prepared in accordance with GAAP, consistently applied and shall fairly reflect its consolidated financial condition and consolidated results of operations for the periods then ended, which financial statements may be included in the CBI Regulatory Reports delivered pursuant hereto.
      CFC and CBI shall each approve the Bank Plan of Merger as sole shareholder of its subsidiary bank and obtain the approval of, and cause the execution and delivery of, the Bank Plan of Merger, and any amendment thereof requested by CFC, in its discretion, to comply with regulatory requirements, by its subsidiary bank.
      From the date of this Agreement through the Effective Time, CBI shall: i) maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business; ii) maintain, books of account and records in accordance with past practice and those principles used in preparing the financial statements heretofore delivered; and iii) file all federal, state, and local tax returns required to be filed by them and pay all taxes shown to be due on such returns on or before the date such payment is due.
      CFC and CBI shall meet on a regular basis to discuss and plan for the conversion of CBI and Canton Bank's data processing and related electronic informational systems to those used by CFC and Chemung Bank, which planning shall include, but not be limited to, discussion of the possible termination by CBI of third-party service provider arrangements effective at the Closing Date or at a date thereafter, non-renewal of personal property leases and software licenses used by CBI or Canton Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion.
    Subsequent Events

    Until the Effective Time, each party will immediately advise the other party of any fact or occurrence, or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the performance by a party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to a party's obligation under this Agreement not to be fully satisfied.

    Employee Matters
      CFC and Chemung Bank shall retain all of Canton Bank's branch employees and one senior commercial lending officer as a condition of the Merger of Canton Bank with and into Chemung Bank. Other CBI and Canton Bank employees whose positions might be eliminated or whose responsibilities might be materially changed as a result of the Merger will be considered on a competitive basis for open positions within CFC and Chemung Bank. Following the execution of this Agreement, CFC shall notify the President of CBI or his designee of employment opportunities that become available at CFC or Chemung Bank. Within five (5) business days of such notice, CBI shall notify the CFC Director of Human Resources of individuals who have an interest in applying for the open position(s). These individuals will be given first opportunity to fill the open position(s), provided they qualify for the position(s). In the event that CFC does not receive notification within the five (5) business days, or determines that the applicant is not qualified, it will offer the open position(s) to other candidates. In the event that a CBI employee is selected for the open position, CBI and CFC shall mutually agree on a date the employee will assume their new job duties. Employees who are not offered employment elsewhere by CFC or Canton Bank at the same compensation will receive as a severance benefit a payment computed on the basis of one week's salary for each continuous full year of service with CBI or Canton Bank, subject to inclusion of a minimum of four (4) weeks and a maximum of thirty (30) weeks in such computation. This severance payment shall be based upon the employee's salary on the date of the termination of employment and shall be computed as of such date. CFC and Chemung Bank intend to honor all of CBI's and Canton Bank's existing employment, severance, change of control and like agreements such as directors' deferred compensation plans, SERPs and split dollar insurance policies.
      After the Effective Time, employees of CBI and Canton Bank who become employed by CFC or Chemung Bank will be eligible for employee benefits that CFC or Chemung Bank, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. CFC or Chemung Bank will: (i) give credit to employees of CBI and Canton Bank with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of CFC or Chemung Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable employee welfare benefit plans of CBI and Canton Bank and to waive preexisting condition limitations to the same extent waived under the corresponding plan; and (ii) CFC or Chemung Bank will treat, and cause its applicable benefit plans to treat, the service of the CBI employees with CBI or Canton Bank as service rendered to CFC or Chemung Bank, as applicable, for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual under any defined benefit plan (including minimum pension amount) attributable to any period before the Effective Time. Benefits under CFC pension plans, if any, shall be determined solely with reference to service with CFC.
    Resignation

    CBI shall obtain and deliver to CFC at the Closing, evidence reasonably satisfactory to CFC of the resignation, effective as of the Effective Time, of the directors and officers of CBI and Canton Bank except for Kevin Rimmey and Canton Bank branch managers who are officers, prior to Closing.

    Publicity

    Except as otherwise required by Laws or the rules of the National Association of Securities Dealers, so long as this Agreement is in effect, neither CBI nor CFC shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the transactions contemplated hereby, without the consent of the other party, which consent shall not be unreasonably withheld. CBI and CFC shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.

    Exclusivity/Competing Proposals
      CBI shall not, and shall not permit any Affiliate of CBI or any officer, director or employee of any of them, or any investment banker, attorney, accountant or other representative retained by CBI or any CBI Affiliate to, directly or indirectly, solicit, encourage, or initiate discussions or negotiations with, or respond to requests for information, inquiries, or other communications from, any person other than CFC concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of CBI or Canton Bank or any assets or business thereof (except that CBI officers may respond to inquiries from analysts, Regulatory Authorities and holders of CBI Capital Stock in the ordinary course of business); and CBI shall notify CFC immediately if any such discussions or negotiations are sought to be initiated with CBI by any person other than CFC or if any such requests for information, inquiries, proposals or communications are received from any person other than CFC. If, and only to the extent that: (i) the CBI board of directors reasonably determines in good faith, after consultation with its outside counsel, that such action would be required in order for the directors of CBI to comply with their respective fiduciary duties under applicable Laws in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 5.8 that the CBI Board believes is a Superior Competing Proposal, provided, however, that no Acquisition Proposal shall be considered a Superior Competing Proposal unless, during the three (3) day period following CBI's notification to CFC of the Superior Competing Proposal, CBI and its advisors shall have negotiated in good faith with CFC to make adjustments in the terms and conditions of this Agreement such that the Acquisition Proposal would no longer constitute a Superior Competing Proposal, and such negotiations fail to result in the necessary adjustments to this Agreement; and (ii) CBI provides notice to CFC of its decision to take such action in accordance with the requirements of Section 5.8(b), CBI may (a) furnish information with respect to CBI to any person making such Acquisition Proposal pursuant to a customary confidentiality agreement (as determined by CBI after consultation with its outside counsel) on terms substantially similar to, and no less favorable to CFC than, the terms contained in the Confidentiality Agreement; (b) participate in discussions or negotiations regarding an Acquisition Proposal; and (c) authorize any statement or recommendation in support of such an Acquisition Proposal and withhold, withdraw, amend or modify the recommendation for CBI shareholder approval of the Merger and the Bank Merger.
      CBI shall notify CFC promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to CBI or for access to the properties, books, or records of CBI by any Person that informs the CBI board of directors or a member of senior management of CBI that it is considering making, or has made, an Acquisition Proposal. Such notice to CFC shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of CBI, and the material terms of any such Acquisition Proposal and any modification or amendment to such Acquisition Proposal. CBI shall keep CFC fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. CBI also shall promptly, and in any event within twenty-four (24) hours, notify CFC, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 5.8(a).

  Conditions

    Conditions to CBI Obligations

    The obligations of CBI hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by CBI pursuant to Section 8.6:

      All action required to be taken by or on the part of, CFC and Chemung Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by CFC and Chemung Bank and CBI shall have received certified copies of the resolutions evidencing such authorizations;
      The obligations of CFC required by this Agreement to be performed by CFC at or prior to the Closing Date shall have been duly performed and complied with in all material respects and the representations and warranties of CFC set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which: (i) specifically relates to an earlier date; or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on the assets, business, financial condition or results of operation of CFC and Chemung Bank taken as a whole;
      CFC and CBI shall have received all approvals of Regulatory Authorities of the Merger and the Bank Merger; and all notice and waiting periods required under applicable Law shall have expired or been terminated;
      There shall not be in effect any order, decree or injunction of a Governmental Entity which enjoins or prohibits consummation of the Merger or the Bank Merger;
      CFC shall have delivered to CBI a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (d) and (h) of this Section 6.1 have been satisfied, to the best knowledge of the president;
      CBI shall have received an opinion of Hinman, Howard & Kattell, LLP, counsel to CFC, dated the Closing Date, in form and substance reasonably satisfactory to CBI and its counsel, to the effect set forth on Exhibit D attached to this Agreement;
      This Agreement shall have been approved in accordance with applicable law by the holders of the outstanding shares of CBI Capital Stock entitled to vote thereon; and
      Funds adequate to pay the Common Share Price have been deposited with the Exchange Agent.
    Conditions to CFC Obligations

    The obligations of CFC hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by CFC pursuant to Section 8.6:

      All action required to be taken by, or on the part of, CBI and Canton Bank to authorize the execution, delivery and performance of this Agreement and the Bank Plan of Merger, respectively, and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by CBI and Canton Bank and CFC shall have received certified copies of the resolutions evidencing such authorizations;
      The obligations of CBI required by this Agreement to be performed by CBI at or prior to the Closing Date shall have been duly performed and complied with in all material respects and the representations and warranties of CBI set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty which: (i) specifically relates to an earlier date; or (ii) where the facts which cause the failure of any representation or warranty to be so true and correct would not, either individually or in the aggregate, constitute a Material Adverse Effect on the assets, business, financial condition or results of operation of CBI and Canton Bank taken as a whole;
      CFC and CBI shall have received all approvals of Regulatory Authorities of the Merger and the Bank Merger; and all notice and waiting periods required under applicable Law shall have expired or been terminated;
      There shall not be in effect any order, decree or injunction of a Governmental Entity which enjoins or prohibits consummation of the Merger or the Bank Merger;
      CBI shall have delivered to CFC a certificate, dated the Closing Date and signed, without personal liability, by its president, to the effect that the conditions set forth in subsections (a) through (d) of this Section 6.2 have been satisfied, to the best knowledge of the president;
      CFC shall have received an opinion of Shumaker Williams, P.C, counsel to CBI, dated the Closing Date, in form and substance reasonably satisfactory to CFC and its counsel to the effect set forth on Exhibit E attached to this Agreement;
      CBI shall have provided evidence to CFC of satisfactory tail insurance coverage for the directors and officers of CBI and Canton Bank; and
      Neither the Supervisory Agreement, nor any other order, decree, memorandum, restriction, or enforcement proceeding to which CBI or Canton Bank or any of their Affiliates are subject, which have been issued, administered, supervised or prosecuted by any Regulatory Authority, shall be enforced against CFC or Chemung Bank as successors by merger.

  Termination, Waiver and Amendment

    Termination

    This Agreement may be terminated on or at any time prior to the Closing Date whether before or after approval by the shareholders of CBI:

      By the mutual written consent of the parties; or
      By CFC or CBI: if there shall have been any material breach of any obligation of CFC, on the one hand, or CBI, on the other hand, and such breach cannot be, or shall not have been, remedied within fifteen (15) days after receipt by such other party of notice in writing specifying the nature of such breach and requesting that it be remedied; or
      if the Effective Time shall not have occurred prior to May 30, 2009 (or June 30, 2009, if the reason the Effective Time has not occurred is due to the fact that the parties have not received approval from the Regulatory Authorities, despite prompt and diligent actions by the parties, or any required waiting period shall have not yet expired or been terminated); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date; or
      if either party has been informed in writing by a Regulatory Authority whose approval or consent has been requested that such approval or consent will not be granted, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein required to be performed or observed by such party on or before the Closing Date; or
      by CBI, at any time prior to the CBI shareholders meeting held to vote on the adoption and approval of the Merger, in order to concurrently enter into an acquisition agreement or similar agreement with respect to a Superior Competing Proposal which has been received by CBI and the CBI board of directors in compliance with Section 5.8.
    Effect of Termination

    If this Agreement is terminated pursuant to Section 7.1, this Agreement shall forthwith become void (other than Sections 5.2(c), 5.7, 7.3 and 8.2 which shall remain in full force and effect), and there shall be no further liability on the part of CFC or CBI to the other, except for any liability of CFC or CBI under such sections of this Agreement and except for any liability arising out of any uncured willful breach of any covenant or other agreement contained in this Agreement or any fraudulent breach of a representation or warranty.

    Termination Fee

  If CFC terminates this Agreement under Section 7.1(e), by reason of CBI having agreed to enter into a Superior Competing Proposal, CBI shall pay CFC all documented, reasonable costs and expenses up to $100,000 incurred by CFC in connection with this Agreement and the transactions contemplated hereby, plus a termination fee of $400,000. Amounts payable under this Section 7.3, shall be paid without setoff, by wire transfer of immediately available funds, to an account specified by CFC, not later than three (3) business days following the adoption by the CBI board of directors of a resolution approving or adopting a Superior Competing Proposal. CBI acknowledges that the expense payment and termination fee contained in this Section 7.3 is an integral part of the transactions contemplated hereby and that, without these provisions, CFC would not enter into this Agreement.

  Miscellaneous

    Closing

    The Closing will take place at 10:00 a.m. at the offices of Hinman, Howard & Kattell, LLP, counsel to CFC, on a date specified by the parties, which shall be no later than three (3) business days after the satisfaction or waiver of all conditions precedent specified under Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or on such other date, place and time as the parties may agree. CFC shall pay the Merger Consideration at the Closing. Alternatively, the parties may agree that the Closing shall occur without their or their counsel's physical presence in the same location, through the transmission and execution of documents and instruments using electronic media, including, but not limited to, e-mail and telefacsimile. Digital signatures produced by such means shall have the same force and effect as handwritten signatures. If the parties elect to use this method for the Closing, following the Closing, they shall promptly execute handwritten documents and instruments and exchange the signature pages thereof so that each party shall have a complete set(s) of manually signed documents memorializing the Closing.

    Expenses

    Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.

    Non-Survival of Representations and Warranties

    All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate at the Effective Time.

    Assignment/Limitation of Benefits

    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

    Entire Agreement

    This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understandings of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter.

    Amendment, Extension and Waiver

    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the CBI shareholders, but, after any such approval, no amendment shall be made which by applicable Law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the terms or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

    Notices

    All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), sent by recognized overnight delivery service guaranteeing next day delivery or sent by e-mail with following confirmation copy by any of the foregoing means, addressed as follows:

    If to CFC or Merger Sub, to:

Chemung Financial Corporation
One Chemung Canal Plaza
Elmira, New York 14902-1522
Attention: Ronald M. Bentley, President & CEO
Phone: (607) 737-3900
Fax: (607) 735-2050
Email: rbentley@chemungcanal.com

    With a copy to:

Hinman, Howard & Kattell, LLP
106 Corporate Park Drive, Suite 317
White Plains, New York 10604
Attention: Clifford S. Weber, Esq.
Phone: (914) 694-4102
Fax: (914) 694-4510
Email: cweber@hhk.com

    If to CBI:

Canton Bancorp, Inc.
5 West Main St.
Canton, Pennsylvania 17724-0217
Attention: Kevin D. Rimmey, President & CEO
Phone: (800) 673-5127
Fax: (570) 673-5960
Email: krimmey@bankofcanton.com

    With a copy to:

Shumaker Williams, P.C.
3425 Simpson Ferry Road
Camp Hill, Pennsylvania 17011
Attention: Reginald S. Evans, Esq.
Phone: (717) 909-1652
Fax: (717) 763-7419
Email: rse@shumakerwilliams.com

    Captions and Headings

    The captions and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

    Counterparts

    This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

    Severability

    If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

    Governing Law/Jurisdiction/Venue

    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to choice of law provisions thereof, except to the extent that federal law applies. Any action arising under or concerning this Agreement shall be commenced in a court of competent jurisdiction in the State of New York, and the parties hereby consent to the jurisdiction of such courts.

    Interpretation

Each party acknowledges that it has been represented by counsel of its choice in connection with the preparation and negotiation of this Agreement and the transactions contemplated thereby. The parties therefore agree that this Agreement shall not be construed more strictly against or in favor of one party as compared with the other party.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

CANTON BANCORP, INC.

By: /s/Kevin D. Rimmey

Kevin D. Rimmey

President and Chief Executive Officer

CHEMUNG FINANCIAL CORPORATION

By:

Ronald M. Bentley

President and Chief Executive Officer

CHEMUNG MERGER SUB, INC.

By:

Ronald M. Bentley

President and Chief Executive Officer

Disclosure Schedule Index
CBI Disclosure Schedules

3.2(a)	CBI Articles of Incorporation and By-laws
3.2(b)	Canton Bank Articles of Incorporation and By-laws
3.4	CBI Consents and Approvals
3.6	CBI Regulatory Agreements
3.7	CBI Compliance with Laws
3.8	CBI Legal Proceedings
3.10(a)	CBI Tax Audits, Deficiencies, Litigation
3.10(b)	CBI Tax Returns
3.10(d)	CBI Tax Allocation-Indemnification Agreements
3.10(f)	CBI Tax Authority Agreements
3.11	CBI Undisclosed Liabilities
3.12(a)	CBI Property and Assets
3.13	CBI Insurance Policies
3.15(b)	CBI Loans Without Recourse
3.15(c)	CBI Loan Participations
3.15(e)	CBI Affiliate Loans
3.17	CBI Affiliate Stock Ownership
3.19(a)	CBI Employment and Related Agreements
3.19(b)	CBI ERISA Plans
3.19(f)	CBI ERISA Plans-Material Adverse Effect
3.19(h)(1)	CBI ERISA Plans-IRS Qualification
3.19(h)(2)	CBI ERISA Plans-Compliance with Laws
3.19(j)	CBI Severance Benefits
3.22	CBI Restrictive Contracts
3.23	CBI Compliance with Laws
3.24	CBI Intellectual Property
3.28	CBI Bank Secrecy Act Compliance
3.30	CBI Brokered Deposits

CFC Disclosure Schedules
4.2(a)	CFC Certificate of Incorporation and By-laws
4.2(b)	Chemung Bank Organization Certificate and By-laws
4.8	CFC Compliance with Laws
4.9	CFC Legal Proceedings

Exhibit Index

Exhibit

A	Bank Plan of Merger

B	Voting Agreement

C	Articles of Merger

D	Opinion of CFC Counsel

E	Opinion of CBI Counsel

F	Supervisory Agreement